Exhibit 99.3

Boise Inc.

1111 West Jefferson Street Ste 200 PO Box 990050   Boise, ID 83799-0050

T 208 384 7000   F 208 384 7945

News Release

Media Contact	Investor Relations Contact

Virginia Aulin	Jason Bowman, CFA

Office 208 384 7837	Office 208 384 7456

For Immediate Release:  May 5, 2008

BOISE INC. ANNOUNCES LEADERSHIP CHANGES

BOISE, Idaho – Boise Inc. (NYSE: BZ) announced that it has made leadership changes to sharpen its focus on financial performance.

CEO Alexander Toeldte said, “These changes reflect the next stage of our strategy. They will also enable us to work with a higher sense of urgency to profitably execute our strategy in the face of increasing input costs and to sharpen the focus on our customers.”

Boise Inc. will continue to run the Company with two overall profit centers: Packaging and Paper.

Bob Strenge has been appointed Senior Vice President of Paper Manufacturing. In this role, Strenge will be a member of the leadership team of both the Packaging and the Paper businesses.

Strenge has been with the Company for more than 20 years, most recently as manager of the mill in DeRidder, Louisiana, where he developed a proven track record of delivering financial results. Strenge has deep technical knowledge of all of Boise Inc.’s paper mills and is a strong safety champion who has won national awards for his leadership in safety.

Strenge will work in close partnership with Bob Warren, who has been appointed Senior Vice President and General Manager, Paper & Supply Chain.

Warren has extensive expertise in sales, marketing (U.S. and international), customer service, manufacturing, engineering, and distribution. He has successfully managed strategic initiatives not only at Boise (where he has worked since 2003) but also at Procter & Gamble and as president and CEO of Young & Roehr Group, a leading West Coast advertising and marketing communications company.

Most recently, Warren has been leading Supply Chain Management to capture additional value from a more integrated approach to our transportation, procurement, and logistics functions. He will retain leadership of the supply chain function and add the commercial functions of the Paper business to his responsibilities.

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One of the Company’s challenges is to find new sources of growth for paper outside of its historic emphasis on communications uses. Boise Inc.’s strategy is to grow the parts of its business that are in packaging-driven markets.

Jeff Lane is joining the Company as Senior Vice President, Packaging, and will be responsible for leading the Company’s growth strategy with both the current Packaging business unit, which includes traditional containerboard and corrugated products, and label and release and flexible food packaging.

Lane has a strong packaging background with experience in managing major brands at Procter & Gamble. He has also been vice president of sales and marketing for a unit of Westinghouse. Lane comes to Boise Inc. from McKinsey, where he rose to be the leader of that firm’s packaging practice.

“I am confident all three will deliver on our strategy and bring us closer to our customers,” said Toeldte. “They understand the importance of inclusive and respectful leadership, as well as the need to deliver on the financial commitments we make to our shareholders and employees.”

About Boise Inc.

Headquartered in Boise, Idaho, Boise Inc. (NYSE: BZ) manufactures packaging products and papers including corrugated containers, containerboard, label and release and flexible packaging papers, imaging papers for the office and home, printing and converting papers, newsprint, and market pulp.  Our entire team of more than 4,600 employees is committed to delivering excellent value while managing our businesses to sustain environmental resources for future generations.  Visit our website at www.BoiseInc.com.

Photographs of Bob Strenge, Bob Warren and Jeff Lane are available at http://boiseinc.com/company/ForMedia/LeadershipChanges.html

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